Exhibit 10.14

FIRST AMENDMENT

OF

ACTUANT CORPORATION

OUTSIDE DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, Actuant Corporation (the “Company”) maintains the Actuant Corporation Outside Directors’ Deferred Compensation Plan (the “Plan”); and

WHEREAS, it is now considered desirable to amend the Plan to update the Plan for the requirements of Section 409A of the Internal Revenue Code and the Regulations and other guidance thereunder;

NOW, THEREFORE, IT IS RESOLVED THAT, pursuant to the power reserved to the Company by Section 6.4 of the Plan, the Plan be and it hereby is amended, effective as of January 1, 2005, in the following particulars:

1. By substituting the following for Section 2.1 of the Plan:

“2.1	The Company maintains the Plan for the benefit of non-employee Directors of the Company, to provide such Directors with certain deferred compensation benefits. Each Director who receives compensation under Section 3.1 is eligible to participate in the Plan. The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the ‘Jobs Act’), and Section 409A of the Code, and final Treasury regulations issued thereunder, with respect to Non-Grandfathered Amounts under the Plan. ‘Grandfathered Amounts’ shall mean the portion of the Participant’s Deferred Shares Account balance under the Plan as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, plus the right to future contributions to the Account the right to which was earned and vested (within the meaning of Treasury Regulation. §1.409A-6(a)(2)) as of December 31, 2004, to the extent such contributions are actually made, each determined by reference to the terms of the Plan in effect as of October 3, 2004, but only to the extent such Plan terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Grandfathered Amounts shall include any earnings (within the meaning of Treasury Regulation. §1.409A-1(o)) attributable thereto. ‘Non-Grandfathered Amounts’ shall mean the Participant’s Account balance under the Plan less any portion of the Participant’s Deferred Shares Account balance under the Plan constituting Grandfathered Amounts. Prior to January 1, 2009, it is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and Section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury regulations under Section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or Section 409A of the Code, including, without limitation, the adoption of the transition rules prescribed under Q&As 20 and 21 of IRS Notice 2005-1, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company or the Committee, as the case may be. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Section 409A of the Code with respect to Non-Grandfathered Amounts, the terms of the Jobs Act and Section 409A of the Code shall prevail and govern.”

Explanation: this particular provides for “grandfathering” treatment of all amounts contributed to the Plan prior to 1/1/05. There may not be a significant need to grandfather the exempt amounts from 409A, but there does not seem to a downside to doing so.

2. By substituting the following for Sections 2.2(a) and (b) of the Plan:

“(a) Each eligible Director may elect to participate in the Plan by giving a properly completed Notice Form to the Treasurer. The effective date for his participation in the Plan shall be the time of his election to that office for the ensuing term. Such election by the Director to participate shall remain in effect until the end of the calendar year for which the Director’s election is applicable. In the event that the Director does not submit a properly completed Notice Form to the Treasurer by December 31 of a given calendar year, he shall be deemed to have elected to defer no compensation during the subsequent calendar year, and such deemed election shall be irrevocable for that subsequent calendar year.

(b) A Participant may change his beneficiary at any time by providing a Notice Form to the Treasurer. A Participant may change the method or time of payment of compensation at any time by providing a Notice Form to the Treasurer, however; such change shall apply only to prospective deferrals.”

Explanation: this particular changes the election process for deferrals to comply with 409A and align with the employees’ deferred compensation plan administrative procedure. Directors will submit annual elections to defer by 12/31 of the prior year in accordance with 409A. If the director does not submit an election form, he or she will be deemed to have elected not to defer for that year. No changes to the deferral election will be permitted after 12/31.

3. By deleting the phrase “until such time as elected by the Participant” where the phrase appears in the first sentence of Section 3.1 of the Plan.

Explanation: this particular clarifies that payment will be made in accordance with the later terms of the Plan, which dictate the terms under which a director may elect payment.

4. By substituting the phrase “December 31 of the calendar year preceding the calendar year” for the phrase “the term of office” where the latter phrase appears in the last sentence of Section 4.1 of the Plan.

Explanation: this particular clarifies an election to defer must be made by 12/31 of the preceding calendar year, in compliance with 409A.

5. By substituting the following sentence for the last sentence of Section 5.2(b) of the Plan:

“The first such payment shall be made in the calendar year following the year in which the Participant’s services as a Director are terminated, and the last such payment will include a cash payment equal to the amount of any excess which it has not been possible to convert into Deferred Shares in accordance with Section 3.2(a) as well as the dividends earned on the undistributed Deferred Shares during the installment payout period.”

Explanation: this particular provides specific timing of when installment payments will commence (the first payment will be made in the year following the year the director terminates from the Board), in compliance with 409A.

6. By substituting the following for Section 5.3 of the Plan, and adding the following Sections 5.4, 5.5 and 5.6 immediately at the end thereof:

“5.3	In the event of a Participant’s death before the balance in his Account is fully paid out, payment of such balance shall be made to the beneficiary or beneficiaries designated by the Participant or, if the Participant has made no such designation or no beneficiary survives, to the Participant’s estate. In either case, such payment shall be made in the same manner as provided with respect to payments to the Participant.

5.4	To the extent required by law in effect at the time any distribution is made from the Plan, the Company shall withhold any taxes and such other amounts required to be withheld by Federal, state or local governments. Further, to the extent required by law, the Company shall report amounts deferred and/or amounts taxable under the Plan to the appropriate governmental authorities, including, without limitation, to the United States Internal Revenue Service.

5.5	If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Company or the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education. Any payment made in accordance with the preceding sentence shall be a complete discharge of any and all obligations to make such payment under the Plan on behalf of such individual.

5.6	Each Participant and (in the event of death) his or her Beneficiary shall keep the Company advised of his or her current address. If the Company is unable to locate a Participant to whom a Participant’s Account is payable under this Section 5, the Participant’s Account shall be held in suspense pending location of the Participant, without any prejudice to the Committee or the Company (and each of their respective authorized delegates), as the case may be, including, without limitation, for any additional tax liability resulting from such delay in payment. If the Company is unable to locate a Beneficiary to whom a Participant’s Account is payable under this Section 5 within six (6) months (or, with respect to a Participant’s Non-Grandfathered Amounts, such other period during which payment must commence under this Section 5 or, if later, such other period permitted under Section 409A of the Code) of the Participant’s death, the Participant’s Account shall be paid to the Participant’s estate.”

Explanation: this particular updates Section 5.3 to indicate that, in the event of a Participant’s death, his or her beneficiary will be paid out in the same manner as the Participant elected, in compliance with 409A. Sections 5.4 – 5.6 were added to the plan to incorporate “best practices” (identical to employees’ deferred compensation plan) for withholding taxes, if any, for payments to incompetents, for missing beneficiaries, etc.

7. By adding the following sentence to the end of Section 6.3 of the Plan:

“Notwithstanding the foregoing, the Committee shall retain and exercise such discretion reserved hereunder only to the extent such retention and exercise of discretion does not violate the requirements of Section 409A of the Code with respect to a Participant’s Non-Grandfathered Amounts.”

Explanation: this particular clarifies that any discretion exercised by the Committee will only be in compliance with 409A.

8. By substituting the reference “Section 6.5” for the reference “Section 5.3” where the latter reference appears in Section 6.4 of the Plan.

Explanation: this particular changes an internal Plan reference. This particular allows the Company to change the timing and form of payment of distributions of participants’ benefits in the event the Company decides to terminate the Plan (e.g., the Company can pay benefits out in a lump sum rather than installments to expedite the termination process, etc.).

9. By adding the following new Sections 6.5 and 6.6 to the Plan, immediately after Section 6.4 thereof:

“6.5	If the Plan is terminated pursuant to this Section 6, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants’ Accounts as of any earlier date; provided that with respect to Non-Grandfathered Amounts, such discretion reserved to the Committee to accelerate the form and timing of the distribution of Participants’ Accounts shall be exercised only to the extent the termination of the Plan arises pursuant to and in accordance with one of the following provisions:

(a)	Corporate Dissolution or Bankruptcy. The Plan is terminated and liquidated by the Company within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, provided such amounts are included in the Participants’ gross incomes in the latest of the following years (of, if earlier, the taxable year in which such amounts are actually or constructively received) (i) the calendar year in which the Plan is terminated and liquidated, (ii) the first calendar year in which amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

(b)	Change of Control Event. The Company takes irrevocable action to terminate and liquidate the Plan within the 30 days before or 12 months after the occurrence of a Change of Control, provided that all other plans sponsored by the Company after the Change of Control with which the Plan is required to be aggregated under Section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that all such Participants are required to receive a distribution of the amounts deferred under the Plan and such aggregated plans within 12 months of the date the Company took such irrevocable action to terminate and liquidate all such aggregated plans.

(c)

Termination of All Similar Arrangements. The Plan is terminated and liquidated by the Company, provided (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all other plans required to be aggregated under Section 409A if the same Company had deferrals of compensation under all such aggregated plans, (iii) no payments are made on account of the terminations (other than payments that would have been payable in the absence of the plan terminations) within 12 months of the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, (iv) all payments are made within 24 months of the of the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, and (vi) within three years following the date the Company takes irrevocable action to terminate and liquidate all such aggregated plans, the Company does not establish any new nonqualified deferred compensation plans that would otherwise have been aggregated with the Plan under Section 409A of the Code if the same Participant participated in both plans.

(d)	Other. The Plan is terminated and liquidated pursuant to and in accordance such other events and conditions prescribed under Section 409A of the Code.

6.6	The Company shall, and hereby does, indemnify and hold harmless the Committee, the Company, and the members of the Committee (and each of their respective authorized delegates), from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of the Committee, the Company, or any such member of the Committee.”

Explanation: this particular provides for rules in Section 6.5 for how the Company can terminate the Plan, in compliance with 409A. This particular also adds an indemnification provision in Section 6.6 that mirrors a similar provision in the employees’ deferred compensation plan, which is an additional “best practices” provision.

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IN WITNESS WHEREOF, Actuant Corporation has caused this amendment to be executed by its officer thereunto duly authorized this 25 day of December, 2008.

ACTUANT CORPORATION

By:	/s/ Susan Korthase
Its:	Vice President – Human Resource

By:	/s/ Andrew G. Lampereur
Its:	Executive Vice President and Chief Financial Officer